Exhibit 23 (ii)

C.M. Life Insurance Company

Schedule I : Summary of Investments Other Than Investments in Related Parties

As of December 31, 2002

(In Millions)

Type of Investment	Cost or Other Basis	Fair Value	Statutory Statement of Financial Position Amounts
Bonds:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$58.5	$59.0	$58.5
Debt securities issued by foreign governments	1.4	1.4	1.4
Mortgage-backed securities	244.7	246.2	244.7
State and local governments	1.1	1.4	1.1
Asset-backed securities	54.3	54.3	54.3
Corporate debt securities	1,072.1	1,088.8	1,072.1
Utilities	69.9	72.2	69.9
Affiliates	8.7	8.7	8.7

Total bonds	1,510.7	1,532.0	1,510.7

Common stock: subsidiary	194.0	194.0	194.0
Mortgage loans	420.9	447.6	420.9
Policy loans	132.9	132.9	132.9
Other investments
Preferred stock: affiliates	1.5	2.0	1.5
Derivative instruments	76.9	76.9	76.9
Other investments	31.9	31.7	31.9

Total other investments	110.3	110.6	110.3

Cash and short-term investments	722.5	722.5	722.5

Total investments	$3,091.3	$3,139.6	$3,091.3

Exhibit 23 (ii)

C.M. Life Insurance Company

Schedule III: Supplementary Insurance Information (1)

December 31, 2002

(In Millions)

For the year ended December 31,	Policyholders’ reserves and deposit fund balances	Policyholders’ claims and other benefits	Premium income(2)	Net investment income	Policyholders’ benefits and payments and addition to policyholders’ reserves and funds(2)	Commissions	Operating expenses, state taxes, licenses and fees
2002	$2,728.7	$16.3	$1,830.1	$147.3	$1,862.6	$136.1	$170.4
2001	$1,753.4	$7.0	$1,618.8	$115.3	$1,527.3	$121.9	$183.3
2000	$1,362.9	$4.3	$2,288.6	$100.9	$2,143.6	$140.2	$185.2

(1)	Deferred policy acquisition cost column has been omitted from this schedule because it does not apply to stock subsidiaries of mutual life insurance companies which use statutory financial statements.

(2)	Payments received for universal life and variable annuities are reported as premium income and changes in reserves.

Exhibit 23(ii)

C.M. Life Insurance Company

Schedule IV: Reinsurance

For the Years Ended December 31, 2002, 2001 and 2000

(In Millions)

	Gross amount	Ceded to other companies	Net amount
December 31, 2002
Life insurance in force	$66,843.4	$45,378.3	$21,465.1

Premium and other considerations:
Individual life and annuities	$2,019.8	$192.4	$1,827.4
Group life	2.8	0.1	2.7

Total premium income	$2,022.6	$192.5	$1,830.1

December 31, 2001
Life insurance in force	$66,877.2	$44,365.1	$22,512.1

Premium and other considerations:
Individual life and annuities	$1,730.6	$116.4	$1,614.2
Group life	4.7	0.1	4.6

Total premium income	$1,735.3	$116.5	$1,618.8

December 31, 2000
Life insurance in force	$64,962.1	$42,742.7	$22,219.4

Premium and other considerations:
Individual life and annuities	$2,405.1	$120.4	$2,284.7
Group life	4.1	0.2	3.9

Total premium income	$2,409.2	$120.6	$2,288.6

Exhibit 23 (ii)

C.M. Life Insurance Company

Schedule V – Valuation and Qualifying Accounts

(In Millions)

Description	Balance at beginning of period	Additions reserve contributions (1)	Realized capital gains (losses) (2)	Unrealized capital gains (losses) (3)	Net change to shareholder’s equity (4)	Balance at end of period (5)

As of and for the year ended December 31, 2002
Bonds, preferred stocks	$10.8	$6.8	$(6.0)	$(2.3)	$(1.5)	$9.3
Mortgage loans	5.3	1.1	(0.2)	(0.1)	0.8	6.1
Other investments	—	0.5	(0.6)	0.5	0.4	0.4

Asset valuation and other investment reserves (6)	$16.1	$8.4	$(6.8)	$(1.9)	$(0.3)	$15.8

As of and for the year ended December 31, 2001
Bonds, preferred stocks	$10.5	$7.4	$(6.0)	$(1.1)	$0.3	$10.8
Mortgage loans	7.6	(2.3)	—	—	(2.3)	5.3
Other investments	2.7	0.5	0.2	(3.4)	(2.7)	—

Asset valuation and other investment reserves (6)	$20.8	$5.6	$(5.8)	$(4.5)	$(4.7)	$16.1

As of and for the year ended December 31, 2000
Bonds, preferred stocks	$10.0	$2.3	$(0.5)	$(1.3)	$0.5	$10.5
Mortgage loans	8.4	0.3	(1.1)	—	(0.8)	7.6
Other investments	4.3	0.4	—	(2.0)	(1.6)	2.7

Asset valuation and other investment reserves (6)	$22.7	$3.0	$(1.6)	$(3.3)	$(1.9)	$20.8

(1)	Amounts represent contributions calculated on a statutory formula and other amounts we deem necessary. The statutory formula provides for maximums that when exceeded cause a negative contribution. Additionally, these amounts represent the net impact on shareholder’s equity for investment gains and losses not related to changes in interest rates.

(2)	These amounts offset realized capital gains (losses), net of tax, that have been recorded as a component of net income. Amounts include realized capital gains and losses, net of tax, on sales not related to interest fluctuations, such as repayments of mortgage loans at a discount and mortgage loan foreclosures.

(3)	These amounts offset unrealized capital gains (losses), recorded as a change in shareholder’s equity. Amounts primarily include unrealized losses due to market value reductions of bonds and preferred stock and unrealized losses due to market value reductions of other invested assets.

(4)	Amounts represent the reserve contribution (note 1) less amounts already recorded (notes 2 and 3). This net change in reserves is recorded as a change to shareholder’s equity.

(5)	The balance is comprised of the asset valuation reserve and other investment reserves, which is recorded as a liability in the statutory financial statements.

(6)	The Asset Valuation Reserve is a component of Total Adjusted Capital, while other investment reserves are excluded from Total Adjusted Capital, according to the National Association of Insurance Commissioners’ definition.

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